Exhibit 10.2

May 18, 2006

CONFIDENTIAL

Mr. Norberto Medina

General Counsel

R-G PREMIER BANK OF PUERTO RICO

San Juan, Puerto Rico

Re: Change of Control Bonus Agreement

Dear Mr. Medina:

This Special Compensation Agreement (the “Letter Agreement”) sets forth the terms and conditions pursuant to which R-G Premier Bank of Puerto Rico (the “Bank”), in the event that a “Change of Control” (as defined below) should occur with respect to R&G Financial Corporation (“Financial”) on or prior to June 30, 2007 (the “Expiration Date”), will pay you the amount (the “Change of Control Bonus”) of $400,000.00.

Your right to receive payment of the Change of Control Bonus shall be also contingent upon your continued employment with the Bank from the date hereof through and until the Effective CC Date.

For purposes of this Letter Agreement, the following words and terms shall have the meanings set forth below:

“Change of Control” means the consummation of:

(i) the sale of all or substantially all of the assets of the Bank to an unrelated person or entity;

(ii) a merger, reorganization or consolidation involving Financial, as a result of which the holders of Financial’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction; or

(iii) any other transaction involving Financial, as a result of which the owners of Financial’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.

Main Office: R-G Plaza, 280 Jesus T. Piñero Ave. • Tel. (787) 766-6666 / Fax (787) 764-6667

P.O. Box 2510, Guaynabo, Puerto Rico 00970-2510

www.rgonline.com

Mr. Norberto Medina

March 20, 2006

“Effective CC Date” means the date as of which a Change of Control shall be consummated and become effective, after receipt of any and all applicable regulatory and/or shareholder approvals therefor and the lapse of any applicable waiting period therefor, and without any pending approvals, actions, or filings for its consummation and effectiveness.

You are referred to in this Letter Agreement as “you” or “the Executive”.

Your right to receive the Change of Control Bonus is also subject to the following terms and conditions:

1. By agreeing to the terms and conditions of this Letter Agreement, you indicate your intent and agreement to continue to be employed by the Bank through and until the Expiration Date, and you will devote your best efforts and all of your business time, attention, and skill to the performance of the duties associated with your employment. You will also perform such other duties as the Chairman of the Board and/or the Chief Executive Officer of the Bank may in good faith assign to you, which shall not be inconsistent with your position with the Bank.

2. The Change of Control Bonus shall be payable separately from, and in addition to, any other compensation and benefits to which you are entitled for your employment and performance; provided, however, that the Change of Control Bonus shall not be considered as earnings, compensation, or otherwise for purposes of determining your benefits under any other plan or program of the Bank (including, without limitation, any bonus, stock option, disability, life insurance, and/or retirement benefits under any qualified or unqualified plan.) Your entitlement to any compensation or benefits other than the Change of Control Bonus provided herein shall be determined in accordance with the compensation and employee benefit plans of the Bank as in effect from time to time and as may be modified.

3. This Letter Agreement shall not confer, and shall not be construed as conferring, any legal or other right for the continuation of your employment with the Bank for any period. The Bank expressly reserves the authority (which may be exercised at any time and without regard to any Change of Control or the Expiration Date) to discharge you from your employment, and such discharge shall not entitle you to the Change of Control Bonus, but in any event such discharge shall be without prejudice to any other rights you may have in the event of such termination under any plan and/or under any applicable law.

4. Termination of Employment Prior to a Change of Control.

(a) If your employment is terminated prior to the Effective CC Date for any reason, you will not be entitled to the Change of Control Bonus.

Mr. Norberto Medina

March 20, 2006

(b) Any termination of your employment by the Bank shall be effective on the date that the Bank provides you with written notice of said termination. Any termination of your employment for any other reason shall be effective on the date of such termination.

5. Regulatory Restrictions.

(a) Temporary Suspension or Prohibition. If you are suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (the “FDIA”), 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 28(e) of the Puerto Rico Banking Act, as amended (the “Banking Act”), 7 L.P.R.A. Sec. 151(e), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay you all or part of the compensation withheld while its obligations under this Letter Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(b) Permanent Suspension or Prohibition. If you are removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to Section 28(e) of the Banking Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

6. This Letter Agreement sets forth the entire agreement of the parties with respect to the Change of Control Bonus and/or the reduction or cancellation thereof, and supersedes any and all agreements, oral or written, with respect thereto.

7. The validity, interpretation, construction, and performance of this Letter Agreement shall in all respects be governed by the laws of the Commonwealth of Puerto Rico.

8. From and after the date of execution of this Letter Agreement, you will not disclose this Letter Agreement, or any of its contents, to any person, entity, or corporation, other than your spouse, attorney, tax advisor, or financial advisor. You may discuss this Letter Agreement with the Director of the Bank’s Human Resources Department.

9. The payment of the Change of Control Bonus hereunder shall be subject to all income tax, social security, and other applicable taxes and/or other amounts required to be withheld by the Bank pursuant to federal or Commonwealth laws.

10. You shall not assign, pledge or otherwise transfer all or any portion of the Change of Control Bonus or any other rights conferred to you under this Letter Agreement, and any attempted assignment, pledge or other transfer by you (other than by will or the laws of

Mr. Norberto Medina

March 20, 2006

descent and distribution) shall cause any right that you may have to receive payment of the Change of Control Bonus (or any portion thereof) to be immediately forfeited.

11. No provision of this Letter Agreement may be modified, altered, or amended except by an instrument in writing executed by (a) you and (b) the Chief Executive Officer or the Director of the Human Resources Department of the Bank, on behalf of the Bank.

12. Arbitration.

(a) By signing this Letter Agreement, you agree that all claims or disputes covered by this Letter Agreement or otherwise arising out of or relating to your right or entitlement to, or forfeiture of, the Change of Control Bonus, and which disputes or claims cannot be resolved informally, must be submitted to binding arbitration and that this arbitration will be the sole and exclusive remedy for resolving any such claim or dispute. This promise to resolve claims by arbitration is equally binding upon both you and the Bank.

(b) Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules, and any arbitration shall take place in San Juan, Puerto Rico. The arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary. The decision of the arbitrator shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.

(c) The Bank shall pay the costs of arbitration and each party shall bear its own expenses; provided, however, that if you are the prevailing party in any such proceeding, the Bank shall reimburse you for your reasonable costs and expenses, including attorney’s fees, incurred in connection with such proceeding.

(d) The arbitration proceedings and the decision rendered by the arbitrator shall remain strictly confidential.

(e) The arbitration provisions of this Section shall survive termination of this Letter Agreement.

(f) If, notwithstanding the foregoing provisions of this Section, any claim, arising under this Letter Agreement is found6 not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is brought in federal court.

13. Notwithstanding anything to the contrary, the Expiration Date shall be extended until the Effective CC Date if the shareholders of Financial and the applicable regulatory agencies shall have approved the Change of Control prior to the Expiration Date, but the consummation and effectiveness thereof shall be pending as of the Expiration Date.

* * *

Mr. Norberto Medina

March 20, 2006

If you accept the terms of this Letter Agreement, please read the “Statement of Agreement and Acceptance by Executive” and sign in the space provided.

Very truly yours, R-G PREMIER BANK OF PUERTO RICO

By:	/s/ Hector Secola
Name:	Hector Secola
Position:	Human Resources SUP

STATEMENT OF AGREEMENT AND ACCEPTANCE BY EXECUTIVE:

I hereby accept and agree to be bound by the terms of the foregoing Letter Agreement, and I further declare and represent that I have carefully read and fully understand the terms of this Letter Agreement, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed and after due deliberate thought and action, accept the terms of and sign the same as my own free act.

/s/ Norberto Medina
Norberto Medina
Date: May 18, 2006